EXHIBIT 15.2

May 1, 2020

To the Board of Directors and Shareholders of
PacifiCorp
Portland, Oregon

We are aware that our report dated May 1, 2020, on our review of the interim financial information of PacifiCorp and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, is incorporated by reference in Registration Statement No. 333-227592 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon